Exhibit 99.1

OFS Capital Corporation Announces Quarter Ended September 30, 2012 Financial Results

Rolling Meadows, IL, December 13, 2012 – OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital” or the “Company”) today issued on Form 10-Q the Quarterly Report for the Company’s third fiscal quarter ending September 30, 2012. The 10-Q has been filed with the Securities and Exchange Commission and is available on the Company’s web site at www.ofscapitalcorp.com.

OFS Capital closed its IPO on November 14, 2012, raising $100 million in gross proceeds. Utilizing proceeds from its IPO, on November 15, 2012, OFS Capital repaid $90 million of debt outstanding on its revolving credit facility and, following that debt repayment, the Company had in excess of $90 million of borrowing capacity. OFS Capital intends to continue to use its liquidity from the revolving credit facility to finance its investment objectives.

OFS Capital announced on November 26, 2012 that its Board of Directors declared an initial dividend of $0.34 per share for the quarter ending December 31, 2012 (such amount to be proportionately reduced to reflect the number of days remaining in such quarter after the completion of the Company’s initial public offering), payable on January 31, 2013 to stockholders of record as of January 17, 2013. Based on the November 14, 2012 closing of the Company’s initial public offering, stockholders of record on January 17, 2013 will receive a dividend of $0.17 per share in respect of the quarter ending December 31, 2012.

The Company will hold its first earnings call following the filing on Form 10-K of its Annual Report for the period ended December 31, 2012.

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. For tax purposes, OFS Capital intends to be treated as a regulated investment company under the Internal Revenue Service Code. OFS Capital’s investment objective is to provide its shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.

Headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles, OFS Capital invests primarily in middle-market companies in the United States. OFS Capital generally focuses its investment activities on private companies that are owned by private equity sponsors or owner/operators, and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured, unitranche, second-lien and mezzanine loans, and to a lesser extent, equity securities.

OFS Capital’s investment activities are managed by OFS Capital Management, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict. Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance. All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.